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February 28, 2002                               Registration No. 333-54688
Prospectus Supplement No. 1                     Filed Pursuant to Rule 424(b)(3)
to Re-Offer Prospectus dated January 31, 2001   and Rule 424(c)

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                           PROSPECTUS SUPPLEMENT NO. 1
                                       to
                   RE-OFFER PROSPECTUS DATED January 31, 2001

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                       HUNGARIAN TELEPHONE AND CABLE CORP.

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         The following information updates the "Selling Stockholders" section, in its entirety, of the re-offer prospectus dated January 31, 2001 (the "Prospectus") covering reoffers and resales by affiliates of Hungarian Telephone and Cable Corp. and others of common stock, par value $0.001 per share, which were acquired, or may be acquired, under Hungarian Telephone and Cable Corp.'s 1992 Incentive Stock Option Plan, as amended. The Prospectus was filed with the Securities and Exchange Commission as part of Registration Statement No. 333-54688.

         The "Selling Stockholders" section is updated and restated in its entirety as follows:

                              SELLING STOCKHOLDERS

         The Shares that may be offered for sale from time to time by the Selling Stockholders consist of Shares that were acquired or may be acquired by such Selling Stockholders pursuant to the Incentive Plan.

         The following table sets forth the name of each Selling Stockholder, the nature of his position with the Company, the number of Shares of Common Stock owned by each Selling Stockholder prior to the offering, and the number of Shares and (if one percent or more) the percentage of the class to be owned by such Selling Stockholder after the offering.

                                                                       Shares
                                    Shares             Shares          Owned
                                    Owned Prior        Offered         After
Name and Title                      to Offering        Hereby          Offering         Percent
---------------------------------------------------------------------------------------------------
Ole Bertram                        150,000             150,000                 0            *
President and
Chief Executive Officer

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*     Represents as to each Selling Stockholder less than 1% of the shares of
      Common Stock outstanding.

Note: The remaining 100,000 Shares offered in this Re-Offer Prospectus may be re-offered from time to time by the officer listed above or by other officers and/or directors. This Re-Offer Prospectus will be supplemented by amendment from time to time as their names and the amounts of Shares to be re-offered become known.

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   The date of this Re-Offer Prospectus Supplement No. 1 is February 28, 2002.